FOLEY HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                           BOSTON, MASSACHUSETTS 02109




                                                                   March 8, 2001



eXcelon Corporation
25 Mall Road
Burlington, MA  01803

Dear Sir or Madam:

         We  have  acted  as  counsel  for  eXcelon   Corporation,   a  Delaware
corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on March 8, 2001 (the "Registration Statement").

         The Registration Statement covers the registration of 2,000,000 shares (the "1997 Plan Shares") of common stock, $0.001 par value per share, of the Company (the "Common Stock"), which are to be issued by the Company pursuant to the Company's 1997 Nonqualified Stock Option Plan (the "1997 Plan").

         We have reviewed the corporate proceedings of the Company with respect to the authorization of the 1997 Plan and the issuance of the 1997 Plan Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

         We further assume that all 1997 Plan Shares issued upon exercise of options granted or to be granted pursuant to the 1997 Plan will be issued in accordance with the terms of such 1997 Plan and that the purchase price of the 1997 Plan Shares will be greater than or equal to the par value per share of the 1997 Plan Shares.

         Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

         Based upon and subject to the foregoing, we are of the opinion that the 1997 Plan Shares, when issued and delivered upon the exercise of options duly granted pursuant to the 1997 Plan and against the payment of the purchase price therefor, will be validly issued, fully paid, and non-assessable.




         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  FOLEY, HOAG & ELIOT LLP

                                                  By: /s/ Robert W. Sweet, Jr.
                                                     ---------------------------
                                                     A Partner